Exhibit 99.1

TOYS “R” US, INC. ANNOUNCES COMPLETION OF PROPERTY SUBSIDIARY’S

REFINANCING AND EXTENSION OF TOYS-DELAWARE’S CREDIT FACILITY

WAYNE, NJ (July 9, 2009) – Toys “R” Us, Inc. announced today the completion of the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”) by Toys “R” Us Property Company I, LLC (“Toys Propco”), formerly known as TRU 2005 RE Holding Co. I, LLC, one of its wholly-owned subsidiaries. The Notes were issued at a price equal to 97.399% of their face amount at maturity. The offering of the Notes is in addition to the recently-announced refinancing for Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), a wholly-owned subsidiary of Toys “R” Us, Inc., whereby the maturity date of its Senior Secured Credit Facility was extended from July 21, 2010, to May 21, 2012.

Toys Propco used the gross proceeds of approximately $925 million from the offering of the Notes, together with the proceeds from the transfer of certain properties to Toys-Delaware, cash contributions from Toys “R” Us, Inc., and cash on hand to repay at par $1,267 million outstanding under Toys Propco’s existing senior unsecured credit agreement, which was terminated in connection with the repayment. The Notes are solely the obligation of Toys Propco and are not guaranteed by Toys “R” Us, Inc. or Toys-Delaware.

The Notes were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. These statements are subject to risks, uncertainties, and other factors, including among others, competition in the retail industry, seasonality in Toys “R” Us, Inc.’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Issuer’s, and Toy “R” Us Inc.’s ability to implement their strategy, their respective substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Issuer’s and Toys “R” Us Inc.’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Issuer, and Toys “R” Us Inc., dependence on key vendors for Toys “R” Us, Inc.’s merchandise, domestic and international events affecting the delivery of toys and other products to Toys “R” Us, Inc.’s stores, and economic, political and other developments associated with Toys “R” Us, Inc.’s international operations. Risks associated with forward-looking statements are more fully described in Toys “R” Us, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and neither the Issuer nor Toys “R” Us, Inc. undertake the obligation to update these statements in light of subsequent events or developments.